EXHIBIT 11.1

                   Premier Exhibitions, Inc. and Subsidiaries
                   Computation of Net Income (Loss) Per Share
                                   (Unaudited)



                                                  Three months                            Six months
                                                 ended August 31,                       ended August 31,
                                     ------------------------------------   ------------------------------------
                                              2004              2005                 2004              2005
                                     ------------------------------------   ------------------------------------

                                     ------------------------------------   ------------------------------------
Net income (loss)                         $ 134,000       $ 1,503,000           $ (741,000)      $ 1,958,000
                                     ====================================   ====================================

Weighted average number of common        19,841,431        23,074,939           19,341,391        22,927,113
  shares outstanding

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  warrants and options                            -         2,240,692                    -         2,240,692
                                     ------------------------------------   ------------------------------------
                                         19,841,431        25,315,631           19,341,391        25,167,805
                                     ====================================   ====================================

 Net income (loss) per share:
    Basic                                    $ 0.01            $ 0.07              $ (0.04)           $ 0.09
                                     ====================================   ====================================

    Diluted                                  $ 0.01            $ 0.06              $ (0.04)           $ 0.08
                                     ====================================   ====================================

Basic income (loss) per share of common stock is computed based on the average number of common shares outstanding during the period. Diluted income (loss) per share includes the potential conversion of warrants and convertible notes that are dilutive. Stock options are not considered in the diluted income (loss) per share calculation for those periods with net losses, as the impact of the potential common shares would be to decrease loss per share.